Exhibit 6

CERTIFICATE

I, Tomoyuki Miyazaki, Attorney-at-law, do hereby certify that attached hereto is a true and correct English translation of the Japan Bank for International Cooperation Act (Act No. 39 of 2011), as amended, and that such Act is in full force and effect as of the date hereof.

IN WITNESS WHEREOF, I have hereunto set my hand as of this 5th day of August, 2024.

/s/ Tomoyuki Miyazaki
Tomoyuki Miyazaki
Attorney-at-law